Prospectus Supplement No. 2 to Prospectus dated September 28, 2005
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123866
Endocare, Inc.
Supplement No. 2
to
Prospectus Dated September 28, 2005

     This is a Supplement to Endocare, Inc.’s Prospectus, dated September 28, 2005, with respect to the offer and sale of up to 9,580,126 shares of our common stock by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.
     Endocare, Inc. is a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products related to our core competencies in the areas of cryoablation and vacuum technology. Our strategy is to achieve a dominant position in the prostate and renal cancer markets, further developing and increasing the acceptance of our technology in the interventional radiology and oncology markets for treatment of liver and lung cancers and management of pain from bone metastases, while achieving penetration across additional markets with our proprietary cryosurgical technology and maintaining our leading position in vacuum technology for erectile dysfunction. The term “cryoablation procedures” refers to medical procedures in which ice is used to destroy tissue, such as tumors, for therapeutic purposes. The term “cryosurgical technologies” refers to technologies relating to the use of ice in surgical procedures, including cryoablation procedures.
     Our common stock is traded on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “ENDO.” On November 4, 2005, the last reported sale price of our common stock on the OTCBB was $3.00 per share.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 9, 2005

QUARTERLY REPORT ON FORM 10-Q
     On November 9, 2005, we filed with the SEC a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. We hereby incorporate by reference into this Supplement and the Prospectus the Quarterly Report on Form 10-Q filed with the SEC on November 9, 2005.
     A copy of our Quarterly Report on Form 10-Q filed on November 9, 2005 is being provided to you along with this Supplement.
     Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

SELLING SECURITYHOLDERS
     The table under the caption “Selling Securityholders” beginning on page 12 of the Prospectus is hereby supplemented and amended to update information as to the beneficial ownership of our outstanding shares of common stock as of October 31, 2005 by each of the selling securityholders, and as adjusted to reflect transfers by the selling securityholders, and the sale by the selling securityholders of shares in this offering. As of October 31, 2005, 30,073,519 shares of our common stock were outstanding.
     This information is based on information provided by or on behalf of the selling securityholders and, with regard to the beneficial holdings of the selling securityholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling securityholders. The selling securityholders and holders listed in any supplement to the Prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to the Prospectus and any subsequent prospectus supplement, any and all of these shares or interests therein. Any supplement to the Prospectus may contain additional or varied information about the selling securityholders and/or additional holders, and any of their transferors, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares covered hereby, and the aggregate amount of the shares offered that is beneficially owned by each person. This information will be obtained from the selling securityholders and/or additional holders.
     Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by each selling securityholder pursuant to the Prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which the Prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares resulting from stock splits, stock dividends or similar transactions.
     The information under the heading “Shares Beneficially Owned After the Offering” assumes each selling securityholder sells all of its shares covered hereby to unaffiliated third parties, that the selling securityholders will acquire no additional Endocare common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned. Each selling stockholder may dispose of all, part or none of its shares.
     For purposes of the table below, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and dispositive power with respect to shares. Shares of common stock subject to options, warrants or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from October 31, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person. Warrants issued in our March 2005 equity financing are currently exercisable, and therefore the shares underlying those warrants are included for purposes of determining beneficial ownership.

     The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which they provided to us the information regarding their shares of common stock.
     Except as indicated below or in the Prospectus, none of the selling securityholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement the Prospectus from time to time to update the disclosure set forth in it.
     Each of the selling securityholders that is affiliated with a registered broker-dealer has represented to us that it purchased the shares offered by the Prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any plans to dispose of those shares.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the Offering			Owned After the Offering [2]
			Shares Offered by
Selling Securityholders[1]	Number	Percent[3]	this Prospectus	Number	Percent[4]

Arbor Partners, L.P.[5]	176,290	*	176,290	None	None

Bregman, Lior[6]	126,352	*	126,352	None	None

Cimarron Overseas Equity Master Fund LP7	245,487	*	245,487	None	None

City of Milford Pension & Retirement Fund[8]	276,116	*	276,116	None	None

*	Less than one percent.

[1]	The names of the selling securityholders and the numbers of securities held by the selling securityholders may be amended subsequent to the date of the Prospectus pursuant to Rule 424(b)(3) of the Securities Act of 1933.

[2]	Assumes the sale of all shares offered in the Prospectus and no other purchases or sales of our common stock.

[3]	Percentage ownership is based on 30,073,519 shares of our common stock outstanding as of March 15, 2005.

[4]	Percentage ownership is based on 30,073,519 shares of our common stock outstanding as of March 15, 2005.

[5]	Richard Shuster has dispositive and voting power over the shares held by Arbor Partners, L.P.

[6]	[Reserved — Intentionally Left Blank]

[7]	These shares are beneficially owned by Cimarron Biomedical Equity Master Fund, L.P., formerly known as Cimarron Overseas Equity Master Fund, L.P. Cimarron Biomedical Equity Master Fund, L.P. is wholly owned by Cimarron Biomedical Equity Fund, L.P., formerly known as Cimarron Overseas Equity Fund (QP), L.P. Cimarron Biomedical Investors, L.P. is the general partner of Cimarron Biomedical Equity Fund, L.P. Cimarron Global Management, LLC is the general partner of Cimarron Biomedical Investors, L.P. J.H. Cullum Clark is the sole principal of Cimarron Global Management, LLC, and in such capacity has dispositive and voting power over the shares beneficially owned by Cimarron Biomedical Equity Master Fund, L.P. Mr. Clark expressly disclaims beneficial ownership of the shares beneficially owned by Cimarron Biomedical Equity Master Fund, L.P.

[8]	The Managing Directors of Zesiger Capital Group LLP have dispositive and voting power over the shares held by City of Milford Pension & Retirement Fund. The Managing Directors of Zesiger Capital Group LLP currently are Albert L. Zesiger, Barrie R. Zesiger, Donald Devivo, James F. Cleary, John Kayola and Robert K. Winters.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the Offering			Owned After the Offering [2]
			Shares Offered by
Selling Securityholders[1]	Number	Percent[3]	this Prospectus	Number	Percent[4]

City of Stamford Firemen’s Pension Fund[9]	122,740	*	122,740	None	None

Daniels, John and Daniels, AnnaMarie, as Trustees of The Daniels Family Trust UTA 1993[10]	184,115	*	184,115	None	None

Charles Schwab & Co Inc. FBO Craig T. Davenport Roth Conversion IRA[11]	60,799	*	60,799	None	None

Charles Schwab & Co Inc. FBO Craig T. Davenport Sep IRA[12]	52,738	*	52,738	None	None

Fleming, Hayden R. and Fleming, LaDonna M., as Trustees of the Hayden R. Fleming Revocable Trust dated as of July 19, 1995[13]	422,707	1.40%	306,857	115,850	*

GW2001 Fund, L.P.[14]	89,927	*	67,327	22,600	*

[9]	The Managing Directors of Zesiger Capital Group LLP have dispositive and voting power over the shares held by City of Stamford Firemen’s Pension Fund. The Managing Directors of Zesiger Capital Group LLP currently are Albert L. Zesiger, Barrie R. Zesiger, Donald Devivo, James F. Cleary, John Kayola and Robert K. Winters.

[10]	John R. Daniels and AnnaMarie Daniels have dispositive and voting power over the shares held by the Daniels Family Trust UTA 1993. Dr. Daniels is one of our directors. In addition to the shares shown in the table above, Dr. Daniels has the right to acquire 10,000 shares upon the exercise of options that are exercisable within 60 days of October 31, 2005.

[11]	Craig T. Davenport, who is our Chairman and Chief Executive Officer, has dispositive and voting power over the shares held by Charles Schwab & Co Inc. FBO Craig T. Davenport Roth Conversion IRA. In addition to the shares shown in the table above, Mr. Davenport has the right to acquire 506,250 shares upon the exercise of options that are exercisable within 60 days of October 31, 2005.

[12]	Mr. Davenport has dispositive and voting power over the shares held by Charles Schwab & Co Inc. FBO Craig T. Davenport Sep IRA. In addition to the shares shown in the table above, Mr. Davenport has the right to acquire 506,250 shares upon the exercise of options that are exercisable within 60 days of October 31, 2005.

[13]	Hayden R. Fleming and LaDonna M. Fleming have dispositive and voting power over the shares held by the Hayden R. Fleming Revocable Trust dated as of July 19, 1995.

[14]	Eugene M. Weber has dispositive and voting power over the shares held by GW2001 Fund, L.P.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the Offering			Owned After the Offering [2]
			Shares Offered by
Selling Securityholders[1]	Number	Percent[3]	this Prospectus	Number	Percent[4]

Haimovitch, Larry as Trustee of the Larry Haimovitch 2000 Separate Property Revocable Trust[15]	71,316	*	15,341	55,975	*

JP Morgan Trust Co. (Bahamas) Limited as Trustee U/A/D 11/3/93[16]	104,380	*	104,380	None	None

Kotler, Kevin[17]	61,371	*	61,371	None	None

Midwood Capital Partners QP, L.P.[18]	341,181	1.13%	98,187	242,994	*

Midwood Capital Partners, L.P.[19]	343,344	1.14%	208,670	134,674	*

Norwalk Employees’ Pension Plan[20]	107,440	*	107,440	None	None

Nydam, William J.[21]	775,607	2.5%	306,857	468,750	1.5%

Paragon Associates J.V.[22]	1,227,436	4.01%	1,227,436	None	None

Prothro Family Limited Partnership LP23	184,115	*	184,115	None	None

[15]	Larry Haimovitch has dispositive and voting power over the shares held by the Larry Haimovitch 2000 Separate Property Revocable Trust.

[16]	The Managing Directors of Zesiger Capital Group LLP have dispositive and voting power over the shares held by JP Morgan Trust Co. (Bahamas) Limited as Trustee U/A/D 11/3/93. The Managing Directors of Zesiger Capital Group LLP currently are Albert L. Zesiger, Barrie R. Zesiger, Donald Devivo, James F. Cleary, John Kayola and Robert K. Winters.

[17]	[Reserved — Intentionally Left Blank]

[18]	Ross DeMont and David Cohen have dispositive and voting power for the shares held by Midwood Capital Partners QP, L.P.

[19]	Ross DeMont and David Cohen have dispositive and voting power for the shares held by Midwood Capital Partners, L.P.

[20]	The Managing Directors of Zesiger Capital Group LLP have dispositive and voting power over the shares held by Norwalk Employees’ Pension Plan. The Managing Directors of Zesiger Capital Group LLP currently are Albert L. Zesiger, Barrie R. Zesiger, Donald Devivo, James F. Cleary, John Kayola and Robert K. Winters.

[21]	Mr. Nydam is our President and Chief Operating Officer. “Shares Beneficially Owned Prior to the Offering” and “Shares Beneficially Owned After the Offering” include 468,750 shares underlying options that are exercisable within 60 days of October 31, 2005.

[22]	Bradbury Dyer III has dispositive and voting power over the shares held by Paragon Associates J.V.

	Shares Beneficially			Shares Beneficially
	Owned Prior to the Offering			Owned After the Offering [2]
			Shares Offered by
Selling Securityholders[1]	Number	Percent[3]	this Prospectus	Number	Percent[4]

Public Employee Retirement System of Idaho[24]	613,700	2.02%	613,700	None	None

SRB Greenway Capital (QP), L.P.[25]	459,154	1.51%	459,154	None	None

SRB Greenway Capital, L.P.[26]	64,323	*	64,323	None	None

SRB Greenway Offshore Operating Fund, L.P.[27]	40,344	*	40,344	None	None

Walker Smith Capital (QP), L.P.[28]	443,739	1.46%	443,739	None	None

Walker Smith Capital, L.P.[29]	86,606	*	86,606	None	None

[23]	J.H. Cullum Clark has dispositive and voting power over the shares held by Prothro Family Limited Partnership LP.

[24]	The Managing Directors of Zesiger Capital Group LLP have dispositive and voting power over the shares held by Public Employee Retirement System of Idaho. The Managing Directors of Zesiger Capital Group LLP currently are Albert L. Zesiger, Barrie R. Zesiger, Donald Devivo, James F. Cleary, John Kayola and Robert K. Winters.

[25]	WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”). WSC Management is the general partner of Walker Smith Capital, L.P. (“WSC”) and Walker Smith Capital (Q.P.), L.P. (“WSCQP”) and is the agent and attorney-in-fact for Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”). WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”). WSVM is the general partner of WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP”) and is the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. (“WSO International”). BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Through their control of WS Capital, Messrs. R. Walker and Smith share voting and investment control over the portfolio securities of each of WSC, WSCQP and WS International. Through their control of WSV, Messrs. R. Walker, Smith and P. Walker share voting and investment control over the portfolio securities of each of WSO, WSOQP and WSO International. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

[26]	See footnote 25 above.

[27]	See footnote 25 above.

[28]	See footnote 25 above.

[29]	See footnote 25 above.

	Shares Beneficially				Shares Beneficially
	Owned Prior to the Offering				Owned After the Offering [2]
				Shares Offered by
Selling Securityholders[1]	Number		Percent[3]	this Prospectus	Number	Percent[4]

Walker Smith International Fund, Ltd.[30]	665,000		2.18%	665,000	None	None

Weber Capital Partners[31]	262,130		*	239,530	22,600	*

Winters, Robert K.	3,060		*	3,060	None	None

WPG Opportunistic Value Fund, L.P.[32]	681,911		2.25%	681,911	None	None

WPG Opportunistic Value Overseas, L.P.[33]	532,350		1.76%	532,350	None	None

WS Opportunity Fund (QP), L.P.[34]	93,410		*	93,410	None	None

WS Opportunity Fund International, Ltd.[35]	127,207		*	127,207	None	None

WS Opportunity Fund, L.P.[36]	89,769		*	89,769	None	None

Total	9,136,164	[37]	26.5%	8,072,721	1,063,443 [38]	3.5%

[30]	See footnote 25 above.

[31]	Eugene M. Weber has dispositive and voting power for the shares held by Weber Capital Partners, L.P.

[32]	Richard Shuster and Daniel Vandivent have dispositive and voting power for the shares held by WPG Opportunistic Value Overseas, L.P.

[33]	Richard Shuster and Daniel Vandivent have dispositive and voting power for the shares held by WPG Opportunistic Value Overseas, L.P.

[34]	See footnote 25 above.

[35]	See footnote 25 above.

[36]	See footnote 25 above.

[37]	Includes 985,000 shares underlying options that are exercisable within 60 days of October 31, 2005.

[38]	Includes 985,000 shares underlying options that are exercisable within 60 days of October 31, 2005.

Prospectus Supplement dated November 9, 2005